LETTER OF INTENT


                           June 5, 1995


Designatronics Incorporated
2101 Jericho Turnpike
New Hyde Park, NY 11040-5416
Attention: Board of Directors

Gentlemen:

     This letter outlines the basic terms on which Dyson, Dyson & Dunn, Inc. ("DD&D"), or a new Delaware corporation to be formed by affiliates of DD&D ("Purchaser"), would be willing to acquire the stock of Designatronics Incorporated ("DI"). They are as follows:

     1.  Purchaser would form a New York corporation ("Merger
Company") which would be merged into DI. As a result of the merger, Purchaser, as the sole shareholder of Merger Company, would acquire all of the stock of DI, and DI's shareholders would receive $6.00 per share in cash.

     2. Except for paragraphs 8, 9 and 10, which are intended to be binding, this is a non-binding letter of intent subject to the negotiation and execution of a mutually acceptable definitive Agreement and Plan of Merger among DI, Purchaser and Merger Company ("Merger Agreement"). The Merger Agreement would contain customary representations and warranties and closing conditions, including:

          (a) the approval of the merger by holders of 2/3rds of the issued and outstanding shares of DI and the exercise of dissenters' appraisal rights by holders of not more than 10% of the outstanding shares;

          (b) the accuracy in all material respects of the repre-sentations and warranties of DI as at the closing time and no material adverse change since the most recent financial state-ments delivered to DD&D prior to the execution of the Merger Agreement;

          (c) the receipt of a closing certificate signed by all three officers of DI to the effects set forth in clause (b);

          (d) the receipt of a legal opinion of DI general counsel in a form to be attached to the Merger Agreement;

          (e) the agreement of the three key officers of DI to con-tinue to be employed by DI through December 31, 1997, at 110% of their present salaries per their existing employment agree-ments as amended and otherwise on terms to be agreed upon by the parties, which terms will be substantially the same as their present employment agreements as amended; and

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Designatronics Incorporated
June 5, 1995
Page Two

          (f) the consent of the landlord of DI's New Hyde Park facilities to the change of control.

None of the representations or warranties would survive closing;
and the officers of DI would have no potential liability under the closing certificate thereafter.

     3. At the same time that the Merger Agreement is entered into, DI's directors and officers and all of their spouses (except Mrs. Buchsbaum) who own any stock of DI (collectively, the "Inside Group") and DI would enter into a Support and Option Agreement (the S/O Agreement") with Purchaser, pursuant to which:

          (a) the Inside Group would (i) agree to vote all of their stock in favor of the merger and (ii) grant Purchaser a lock-up option to purchase a total of 250,000 shares at $6.00 per share; and

          (b) DI would grant Purchaser a lock-up option on 250,000 shares (for a total of 500,000 shares) at $6.00 per share.

The options would expire (i) if the Merger Agreement were termi-nated because of a material breach by Purchaser or (ii) 6 months after termination of the Merger Agreement unless a Competing Tran-saction were announced within six months. If a Competing Transac-tion were announced within six months, the options could be exer-cised within 30 days after announcement, contingent upon the Competing Transaction being closed. The option from DI could be put to DI for a cash payment at the closing of the Competing
Transaction equal to the product of 250,000 times the difference between $6.00 per share and the price per share in the Competing
Transaction. Members of the Inside Group could transfer shares prior to the closing under the Merger Agreement so long as their transferees agreed to be bound by the S/O Agreement to the same extent as the transferor unless a transferee is a charitable organization which cannot legally agree to do so.

     4. If the Merger Agreement were terminated and Purchaser were not in material breach, Purchaser would receive a termination fee equal to $180,000, unless (a) DI were in material breach, (b) the Inside Group and their transferees failed to vote all their shares in favor of the merger, (c) the board of DI failed to recommend the merger to the other shareholders in the proxy statement of DI, (d)
DI entered into an agreement (including an agreement in principle or a letter of intent) to do a Competing Transaction, or (e) the directors or shareholders of DI resolved to do a Competing Tran-saction. If any of (a) through (e) happened before termination of the Merger Agreement, the termination fee would be $360,000. In addition, if DI paid or was obligated to pay a fee of $180,000 on termination and a Competing Transaction were announced within six months thereafter, another $180,000 would be payable to Purchaser. Designatronics Incorporated

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June 5, 1995
Page Three

On the other hand, if the Merger Agreement were terminated because of the material breach by Purchaser, it would pay $360,000 to DI. In either case, if a termination fee were payable to Purchaser or DI, it would constitute liquidated damages, it would bear interest at 12% per annum until paid, and the payor would pay reasonable attorneys' fees and disbursements to the payee if the fee were not paid when due.

     5. As soon as practicable after the execution of the Merger Agreement, DI would file preliminary proxy materials with the SEC, call a special meeting of its shareholders, and mail definitive proxy materials to its shareholders for the meeting. Before the mailing, Purchaser would (a) put $360,000 in escrow to secure any termination fee it might have to pay and (b) give DI reasonably acceptable commitments to Purchaser for the balance of the funds required to consummate the merger.

     6. The closing would occur on the first business day after the meeting of DI's shareholders at which the merger was approved, subject to the conditions to closing to be contained in the Merger Agreement. At the closing, Purchaser would also cash out all stock options held by officers, directors and key employees of DI for the difference between $6.00 per share and the option price times the number of shares subject to the options. In addition, upon receipt of DI's audited financial statements for its fiscal year ending August 31, 1995, another cash payment would be made to DI's officers and directors equal to the number of shares on which they would have been granted options if the merger had not occurred times the excess of $6.00 per share over the average price of DI stock on NASDAQ during May, 1995, or approximately $4.50 per share. Finally, DI would adopt a bonus program for its officers and five divisional vice presidents, commencing with its fiscal year ending August 31, 1996, on terms discussed for the three officers and substantially lesser terms for the five divisional vice presidents.

     7. At closing, DI would adopt an indemnification by-law for its present officers and directors, including Messrs. Rubenfeld and Schwartz, indemnifying them to the maximum extent permitted by the New York Business Corporation Law. In addition, DI would purchase a 3-year tail from the company that issued the present D&O policy of DI for the benefit of the present officers and directors of DI.

     8. You will instruct the officers, key employees, attorneys and accountants of DI to cooperate with representatives of DD&D in connection with such additional due diligence as they may desire to conduct before closing, including, but not limited to, an environ-mental review of the facilities of DI in New Hyde Park, New York, a review of its tax returns, related work papers, Forms 5500 and any possible additional penalties that might become due in respect thereto, and a review of the case pending against DI in Indiana.

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Designatronics Incorporated
June 5, 1995
Page Four

     9. For a period of three months after the execution of this letter of intent, we agree with each other to negotiate in good faith, and you agree not to solicit any other offer to acquire DI. If DI receives an unsolicited offer for more than $6.00 per share, it may discuss the offer with the offeror, provide it with infor-mation concerning DI and accept such offer subject to DD&D's right of first refusal. If the Merger Agreement is not entered into and DI announces a Competing Transaction within four months after the date of this letter, DI will pay DD&D a fee of $120,000, contingent upon closing of the Competing Transaction, on the date of such closing. If such fee becomes payable to DD&D, it will constitute liquidated damages and bear interest at 12% per annum until paid, and DI will pay reasonable attorneys' fees and disbursements to DD&D if the fee is not paid when due. As used herein, "Competing Transaction" shall mean any acquisition of DI by means of a merger, consolidation, sale of substantial assets of DI, tender or exchange offer, or other acquisition of one-third or more of DI's shares of voting stock to be outstanding after the closing or consummation thereof. If DI receives an offer for a Competing Transaction, it will give DD&D a right of first refusal to match such offer within 7 days after DD&D receives written notice of all material terms thereof.

     10. It is not anticipated that the Merger Agreement would contain an out for environmental matters since DD&D has already retained an expert to conduct an environmental review of DI's facilities and Purchaser will not enter into the Merger Agreement before it has received a satisfactory report from this expert. In addition, since DD&D has sufficient funds to consummate the merger without outside financing, the Merger Agreement would not contain a financing contingency. Also, all obligations of DI hereunder, including its obligation to pay a fee pursuant to paragraph 9, shall terminate if it is unable to obtain on oral fairness opinion in customary form with respect to the transaction contemplated by this letter by June 30, 1995; provided, however, that if an offer for a Competing Transaction is received before that date, the fee provided for in paragraph 9 shall be payable as provided therein.

     If this letter of intent is acceptable to you, please sign a copy and fax it back to DD&D. We understand that you will then make an appropriate public announcement this morning. By the close of business today we will each send to the other by Federal Express for delivery tomorrow morning a manually signed copy of this letter of intent. In reliance upon this letter of intent it is understood that we will each incur substantial expenses negotiating the Merger and S/O Agreements and in conducting due diligence.


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Designatronics Incorporated
June 5, 1995
Page Five


Very truly yours,                  Accepted on June 5, 1995

DYSON, DYSON & DUNN, INC.          DESIGNATRONICS INCORPORATED


     By /s/ Joesph M. Dunn              By /s/Martin Hoffman
     Joseph M. Dunn                     Martin Hoffman